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       [GARDNER DENVER logo]


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                                PRESS RELEASE

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FOR IMMEDIATE RELEASE
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February 21, 2006                            Contact: Helen W. Cornell
                                             Vice President, Finance and CFO
                                             (217) 228-8209


           GARDNER DENVER, INC. ANNOUNCES TWO-FOR-ONE STOCK SPLIT
                      IN THE FORM OF A STOCK DIVIDEND;
   ACTION SUBJECT TO STOCKHOLDER APPROVAL OF INCREASE IN AUTHORIZED SHARES


QUINCY, IL, (February 21, 2006) - Gardner Denver, Inc. (NYSE: GDI) announced today that its Board of Directors has approved a two-for-one split of the Company's common stock to be effected in the form of a 100% stock dividend. As the Company does not have enough authorized shares of common stock to effect a two-for-one split, the split is contingent upon stockholder approval of an increase in the number of authorized shares of common stock at the May 2, 2006 annual meeting of stockholders.

Subject to receiving such stockholder approval, the record date for the stock split will be May 11, 2006, with the distribution date expected to be on or about June 1, 2006. If stockholders approve the increase in the number of authorized shares at the annual meeting, stockholders of record on the record date will receive on the distribution date one additional share of the Company's common stock for each share owned. As proposed, the stock split would increase the number of outstanding shares of common stock from approximately 26 million to approximately 52 million shares.

Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005) is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).